FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470
Investor Relations Carolyn Ross, (972) 673-7935

DR PEPPER SNAPPLE GROUP DECLARES QUARTERLY DIVIDEND AND AUTHORIZES ADDITIONAL $1 BILLION SHARE
REPURCHASE PROGRAM

Plano, TX, Nov. 17, 2011 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that its Board of Directors declared a quarterly dividend of $0.32 per share on the company’s common stock. The dividend is payable in U.S. dollars on Jan. 6, 2012, to shareholders of record on Dec. 19, 2011.

In addition, the company announced that its Board of Directors authorized the repurchase of an additional $1 billion of the Company’s common stock. In total, the company has now authorized $3 billion of share repurchases. Through the third quarter of 2011, the company repurchased approximately $1.5 billion of its common stock.

“With continued strong free cash flow generation and our focus on organic growth, we remain committed to returning excess cash to our shareholders,” said Larry Young, DPS president and CEO.

About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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